Exhibit 99.1

      InterDigital Anticipates Filing an Automatic Extension for
                           Form 10-K Filing

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--March 11, 2005--InterDigital Communications Corporation (NASDAQ:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that it anticipates filing with the Securities and Exchange Commission (SEC) a Form 12b-25 Notification of Late Filing pursuant to Rule 12b-25 of the Securities Exchange Act of 1934 to obtain an automatic extension to file its Form 10-K for the year ended December 31, 2004.
    On March 10, 2005, the Company issued its preliminary financial results for fourth quarter and full year 2004. The results were preliminary because the Company is in the process of responding to comments by the SEC associated with a periodic review of the Company's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004. Two principal items remaining in the review relate to the timing of the expense recognition of the Company's foreign source withholding taxes and the ten year amortization period for costs of internally developed patents. The Company is continuing to address these items with the SEC. The Company will be unable to finalize its financial results until these items are resolved which it anticipates will occur after March 16, 2005. Resolution of these items will have no effect on the Company's cash flow or underlying economics of the business.
    The Company can make no prediction at this time as to the outcome of the review with the SEC, any impact the resolution of the review may have on amounts recorded for foreign source withholding taxes and amortization of patent costs, and whether or not such resolution will result in the Company reporting a material weakness in the Company's internal control over financial reporting as required by Section 404 of The Sarbanes-Oxley Act of 2002.

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offer technology and product solutions for mainstream wireless applications that deliver time-to-market, performance, and cost benefits, as well as product differentiation advantages, to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a trademark of InterDigital Communications Corporation.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             e-mail: dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com